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                                                                 Exhibit 10.20

                                 SELECT COMFORT

July 11, 1995


Mr. Gregory T. Kliner
5733 Royal Hill Drive
Riverside, CA 92506

Dear Greg:

It is with great pleasure that I extend a revised offer for you to join our team! I believe that you can have a significant and immediate impact on our business and I look forward to working with you.

The specifics of the terms of employment are:

- The position is Senior Vice President Operations reporting directly to me. You will also be a member of our Management Team and participate on our various senior operating committees.
-   The compensation is as follows:

      - Base salary of $125,000 per year subject to performance based adjustment at least once per year;

      - Participation in the Senior Management Incentive Plan which in 1995 provides a payout of up to 80% of base salary if certain performance criteria is met. The primary performance criteria is business profitability with a Plan performance earning a 50% payout level; of course, if a minimum profitability level is not reached, no incentive would be earned;

      - Incentive Stock Options in the amount of 65,000 common shares priced at an exercise price of $4.80 per share. The options will vest monthly over a 36-month period of employment and have a 10-year exercise term (the stock has a potential of being valued at $1.3 million within twenty-four months); Additional options could be granted basis performance;

      - Three weeks paid vacation plus medical, dental, short-term and long-term disability insurance options;


                             Select Comfort Corporation
                  ____ Trenton Lane North, Minneapolis, MN  55442
                         Tel. 612-551-7000  Fax 612 551-7826


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      -   Participation in Select Comfort's 401(k) Plan which provides for
          Company matching of up to $.25 on every dollar you contribute up to 6% of your base salary. The amount of matching is based upon Company profitability relative to fiscal plan.

      -   A "signing bonus" of $10,000;

-   Relocation expenses will be covered as follows:

      - Moving/relocation expenses will be covered by the Company up to a maximum of $35,000. Any personal tax consequences resulting from expense reimbursement will be your responsibility and are intended to be covered under the above maximum figure;

      - A temporary housing allowance of up to $1,700 per month is available for up to 12 months from the date of employment; If your current house sells and closes sooner, the allowance will terminate;

      - A $20,000 non-interest bearing loan will be available to you to complete the purchase of a Twin Cities residence; The loan will be payable from the first available performance incentive due you and will be secured by the net value of vested stock options; in other words, if the net value between exercise price ($4.80/share) and "market" value is $5.00/share ($9.80/share total value), the Company would place in reserve the first 4,000 options vested (4,000 shares X $5/share = $20,000) until the loan is repaid in full;

      - Reasonable travel to your California home will be at Company expense as needed to complete the sale;

- You will be entitled to a severance payment equal to six month's base salary should your employment be involuntarily terminated without cause during your first twelve months of employment.


I believe the above covers all essential points of the terms of employment.

As we discussed, I am expecting you to resign your current employment on August 2nd and to commence employment at Select Comfort as soon as possible after August 21,1995 but no later than August 28,1995.

I am very excited about you joining our Management Team and everyone looks forward to your contributions. I believe your vision, technical skills and leadership abilities are the right combination to help Select Comfort become a world-wide innovative leader.


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Please give me a call with any questions. We will keep in touch over the next several weeks to help you in any way possible during the transition.

Sincerely,



Mark de Naray
President and CEO

MdeN/bms

c:   Mr. Pat Hopf - Chairman
     Ms. Karen Jones - Director, Human Resources
     Mr. David Nosal - Heidrick & Struggles